Exhibit 4.2

Documents included:

1)	Secured Promissory Note between ATSI Communications, Inc. and CSI Business Finance, Inc.
2)	Security Agreement between ATSI Communications, Inc. and CSI Business Finance, Inc.

SECURED PROMISSORY NOTE

$50,000.00	Houston, Texas	November 4, 2005

The undersigned, ATSI COMMUNICATION, INC., a Nevada corporation, whose address is 8600 Wurzbach, Suite 700W, San Antonio, Texas 78240 (“Maker”), for value received, promises to pay to the order of CSI BUSINESS FINANCE, INC. (“Payee”), in lawful money of the United States of America, the principal sum of FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00). All principal and any interest hereunder shall be payable at 109 North Post Oak Lane, Suite 422, Houston, Harris County, Texas 77024, or such other place that Payee may hereafter designate in writing.

This promissory note (the “Note”) shall be due and payable upon the sooner to occur of demand or November 4, 2006. Accrued and unpaid interest on the principal amount outstanding hereunder shall be payable on the last day of each month. Interest shall accrue on the unpaid amounts hereunder at the lesser of eighteen percent (18%) per annum or the maximum rate allowed by law. All interest that shall accrue in accordance herewith on the indebtedness evidenced by this Note shall be computed on the basis of a year of 365 or 366 days, as the case may be.

Each of the following events shall be herein referred to as an "Event of Default": (i) the failure of Maker to make payment of any of the principal or interest hereunder when due; (ii) any default by Maker of any of its obligations under the Security Agreement (hereinafter defined), or any other instrument or agreement that secures the repayment of this Note; (iii) the filing of a petition in bankruptcy by or relating to Maker; (iv) the assignment of assets for the benefit of creditors of Maker; (v) any default by Maker under that certain Factoring Agreement (the "Factoring Agreement"), executed or to be executed by Maker and Payee; and (vi) the termination of the factoring relationship between Payee and Maker under the Factoring Agreement. It is especially agreed that upon the occurrence of an Event of Default, Payee or any other holder hereof at any time thereafter may, at its option, (a) declare the entire unpaid principal of and accrued interest on this Note immediately due and payable without notice, demand or presentment, all of which are hereby waived, and upon such declaration, the same shall become and shall be immediately due and payable, and (b) take any and all other actions available to Payee or any holder under this Note at law, in equity or otherwise. The failure of the holder hereof to exercise any of the foregoing options shall not constitute a waiver of the right to exercise the same upon the occurrence of a subsequent default.

It is the intention of the parties hereto to conform strictly to applicable usury laws as in effect from time to time during the term of this Note. Accordingly, if any transaction or transactions contemplated hereby would be usurious under applicable law (including the laws of the United States of America, or of any other jurisdiction whose laws may be mandatorily applicable), then, in that event, notwithstanding anything to the contrary in this Note, it is agreed as follows: (i) the provisions of this paragraph shall govern and control; (ii) the aggregate of all interest under applicable laws that is contracted for, charged or received under this Note shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be promptly credited to Maker by Payee (or, if such consideration shall have been paid in full, such excess shall be promptly refunded to Maker by Payee); (iii) neither Maker nor any other person or entity now or hereafter liable in connection with this Note shall be obligated to pay the amount of such interest to the extent that it is in excess of the maximum interest permitted by the applicable usury laws; and (iv) the effective rate of interest shall be ipso facto reduced to the maximum lawful interest rate.

Maker shall have the privilege to prepay this Note at any time, and from time to time, in whole or in part, without penalty or fee. Any prepayment of principal under this Note shall include accrued interest to the date of prepayment on the total outstanding principal balance at the time such prepayment is made.

Maker and any other co-makers, endorsers, guarantors and sureties severally (i) waive notice (including, but not limited to, notice of protest, notice of dishonor and notice of intent to accelerate or notice of acceleration), demand, presentment of payment, protest and filing of suit for the purpose of fixing liability, (ii) consent that the time of payment hereof may be extended without notice to them or any of them, (iii) expressly agree that it will not be necessary for any holder hereof, in order to enforce payment of this Note by them, to first institute suit or exhaust its remedies against Maker or any others liable hereunder, or to enforce its rights against any security hereunder, and (iv) consent to any extensions or postponements of time of payment of this Note or any other indulgences with respect hereto without notice thereof to any of them.

Maker and Payee hereby agree that this Note is performable in Houston, Harris County, Texas.

This Note is secured by a Security Agreement (the "Security Agreement"), executed or to be executed by Maker, as debtor, and Payee, as secured party, covering certain collateral more particularly therein.

MAKER:

ATSI COMMUNICATIONS, INC., a Nevada corporation

By:	/s/ Arthur L. Smith
Name: Title:	Arthur L. Smith CEO

SECURITY AGREEMENT

THIS SECURITY AGREEMENT (the “Security Agreement”) is made as of the date set forth on the signature page hereof by and between ATSI COMMUNICATIONS, INC. (the “Company”) and CSI BUSINESS FINANCE, INC. (“Factor”).

W I T N E S S E T H:

WHEREAS, the Company has entered into that certain Factoring Agreement of even date herewith (the “Factoring Agreement”), pursuant to which Factor will purchase certain accounts receivable billed to customers of the Company (“Accounts”) on the basis of, and in reliance upon the representations, warranties and covenants of the Company contained in the Factoring Agreement and this Security Agreement;

WHEREAS, the Company has entered into that certain Secured Promissory Note of even date herewith (the “Note”), pursuant to which the Company has promised to pay the principal sum of Fifty Thousand and No/100 Dollars ($50,000.00), all as more particularly described therein; and

WHEREAS, it is a condition precedent to the Factor undertaking obligations under both the Factoring Agreement and the Note that the Company shall have entered into this Security Agreement, for the purpose of securing the performance of the representations, warranties and covenants of the Company in the Factoring Agreement, the Note, and the payment and performance by the Company of its other obligations under the Factoring Agreement and the Note;

NOW, THEREFORE, to induce Factor to enter into the Factoring Agreement, purchase Accounts pursuant thereto, advance funds under the Note, and in consideration thereof and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is hereby agreed as follows:

1. Defined Terms.

(a) Unless otherwise defined in this Security Agreement, terms defined in Chapter 9 of the UCC are used in this Security Agreement as defined in Chapter 9 of the UCC.

(b) As used in this Security Agreement, the following terms shall have the following meanings:

“Accounts” has the meaning specified in the recitals hereto.

“Collateral” has the meaning specified in Section 2.

“Equipment” means all “equipment” (as defined in the UCC) wherever located, now or hereafter existing and all parts thereof and all accessions thereto.

“Default” has the meaning specified in Section 10.

“Deposit Account” means that certain “deposit account” (as defined in the UCC) located and in existence with Sterling Bank.

“Financing Documents” means the Security Agreement, the Note, and the Factoring Agreement.

“Inventory” means all “inventory” (as defined in the UCC) in all of its forms, wherever located, now or hereafter existing and whether acquired by purchase, merger or otherwise, including (a) all goods held for sale or lease or to be furnished under contracts of service or so leased or furnished and (b) all raw materials, work in process, all finished goods and all materials and supplies used, consumed or to be used or consumed in the manufacture, packing, shipping, advertising, selling, leasing or production of such inventory, including (whether or not included in such UCC definition) goods in which the Company has an interest in mass or joint or other interest or right of any kind and goods that are returned to or repossessed by the Company and all accessions thereto and products thereof and all documents of title therefore.

“Note” has the meaning specified in the recitals hereto.

“Perfection Certificate” means a certificate substantially in the form of Exhibit A to this Security Agreement, completed and supplemented with the schedules and attachments contemplated by such form of certificate to the satisfaction of Factor, and duly executed by an officer or other authorized representative of the Company.

“Permitted Collateral Liens” means (a) the Security Interests, (b) liens for taxes not yet delinquent or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are being maintained on the books of the Company in conformity with GAAP, (c) liens (other than liens in favor of landlords or taxing entities) in favor of carriers’, warehouseman’s, mechanics’, materialmen’s, repairmen’s or other like liens arising in the ordinary course of business and not overdue for a period of more than sixty (60) days or which are being contested in good faith by appropriate proceedings, (d) liens in favor of landlords of the Company, provided that all such liens must be subordinated to Factor’s Security Interests, (e) liens securing equipment acquired in the ordinary course of business under equipment leases or vendor-financed purchases, provided that the Company is current in the payment of all amounts owed under such leases or purchase money financings, (f) nonconsensual liens and rights of financial institutions in checking, savings, money market and similar accounts opened and maintained by the Company in the ordinary course of business, and (g) liens encumbering the Collateral as of the date hereof, provided, however, that such liens permitted pursuant to this subsection (g) shall only be considered Permitted Collateral Liens pursuant to this subsection for the ten (10) consecutive calendar days following the date of this Security Agreement.

“Proceeds” means all proceeds of, and all other profits, rentals or receipts, in whatever form, arising from the collection, sale, lease, exchange, assignment, licensing or other disposition of, or realization upon, Collateral, including all claims of the Company against third parties for loss of, damage to or destruction of, or for proceeds payable under, or unearned premiums with respect to, policies of insurance in respect of, any Collateral, and any condemnation or requisition payments with respect to any Collateral, in each case whether now existing or hereafter arising.

“Receivables” means all “accounts”, “chattel paper”, “instruments”, “documents”, “general intangibles” (including “payment intangibles”) (as each such term is defined in the UCC) and other obligations owed to the Company of any kind, now or hereafter existing, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services, and whether or not evidenced by a written agreement, and all rights now or hereafter existing in and to all security agreements, leases, and other contracts including support agreements (as such term is defined in the UCC) (all such written or unwritten agreements, security agreements, leases and other contracts, including all support agreements, being the “Related Contracts”), securing or otherwise relating to any such accounts, chattel paper, instruments, documents, general intangibles or other obligations; provided, however, Receivables shall not mean accounts owned by the Factor.

“Secured Liabilities” means all present and future obligations and liabilities (whether actual or contingent and whether now or hereafter owed jointly or severally or as principal debtor, cautioner, guarantor, surety or otherwise or as the equivalent obligor under the laws of any jurisdiction) of the Company to Factor under this Security Agreement, the Note, or the Factoring Agreement, together with:

(i) all costs, charges and expenses incurred by Factor in connection with or arising out of the protection, preservation or enforcement of Factor’s rights under the Financing Documents;

(ii) any modification, renewal or extension of or increase in any of those obligations or liabilities;

(iii) any claim for damages or restitution in the event of rescission of any of those obligations or liabilities or otherwise in connection with the Financing Documents;

(iv) any claim against the Company flowing from the recovery by the Company of a payment or discharge in respect of any of those obligations or liabilities on grounds of preference or otherwise;

(v) all other amounts now or in the future owed by the Company to Factor; and

(vi) any amounts that would be included in any of the foregoing but for any discharge, non-provability, unenforceability or non-allowability of the same in any insolvency, bankruptcy or other proceedings.

“Security Interests” means the security interests granted in accordance with Section 2, as well as all other security interests created or assigned as additional Collateral for the Secured Liabilities in accordance with the provisions of this Security Agreement.

“UCC” means the Uniform Commercial Code in effect from time to time in the State of Texas; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the Security Interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Texas, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions of this Agreement relating to such perfection or effect of perfection or non-perfection.

2. Security Interest. In order to secure the full and punctual payment of the Secured Liabilities in accordance with the terms thereof, including to secure the performance of all of the obligations of the Company under this Security Agreement, the Company hereby grants and assigns to Factor a continuing security interest in and to all right, title and interest of the Company in all of the following property, whether now owned or existing or hereafter acquired or arising and regardless of where located (all being collectively referred to as the “Collateral”):

(a)           (i) Equipment;

(ii) Deposit Account;

(iii) Inventory;

(iv) Receivables;

(v) Related Contracts; and

(vi) All Proceeds of or substitutions for all or any of the Collateral described in Clauses (i), (ii), (iii), (iv), and (v) of this Section 2.

(b) The Security Interests are granted as security only and shall not subject Factor to, or transfer or in any way affect or modify, any obligation or liability of the Company with respect to any of the Collateral or any transaction in connection therewith.

(c) The inclusion of Proceeds in this Agreement does not authorize the Company to sell, dispose of or otherwise use the Collateral in any manner not specifically authorized by the Financing Documents.

3.  Representations and Warranties. The Company represents and warrants as follows:

(a) The exact legal name of the Company, as the legal name appears in the Company’s articles of incorporation (or similar organizational document filed with the State) as of the date of this Agreement, is as set forth in the introductory paragraph of this Security Agreement. The Company has no other tradename except as listed on the Perfection Certificate.

(b) The place of business or, if the Company has more than one place of business, the chief executive office is located at the address of the Company specified in the Perfection Certificate.

(c) INTENTIONALLY DELETED.

(d) The office where the Company keeps its records concerning the Receivables, and all originals of all chattel paper which evidence Receivables, is located at the address of the Company specified in the Perfection Certificate. None of the Receivables is evidenced by a promissory note or other instrument.

(e) The Company owns the Collateral free and clear of any lien, security interest, charge or encumbrance except for the Permitted Collateral Liens. No effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any recording office, except such as may have been filed relating to Permitted Collateral Liens.

(f) This Agreement creates a valid and perfected first priority security interest in the Collateral (except with respect to Permitted Collateral Liens), securing the payment of the Secured Liabilities, and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken.

(g) No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required either (i) for the grant by the Company of the security interest granted hereby or for the execution, delivery or performance of this Security Agreement by the Company or (ii) for the perfection of or the exercise by Factor of its rights and remedies under this Security Agreement, other than the filing of a UCC-1 financing statement.

(h) The Company is “located” (as such term is defined and used in the UCC) in its jurisdiction of incorporation specified in the Perfection Certificate.

(i) The Company is a corporation duly organized, validly existing and in good standing under the laws of the Company’s jurisdiction of incorporation, qualified to do business in all jurisdictions in which the nature of the business conducted by the Company makes such qualification necessary and where failure so to qualify would not have a material adverse effect on the Company’s financial condition, operations, prospects or business, or the Company’s ability to perform all the Company’s obligations under this Security Agreement and the other Financing Documents to which the Company is a party.

(j) The Company is not in violation of any applicable law, which violations, individually or in the aggregate, would affect the Company’s performance of any obligation under this Security Agreement or the other Financing Documents to which the Company is a party; there is no litigation before any court or governmental authority now pending or (to the Company’s knowledge after reasonable inquiry) threatened against the Company which, if adversely determined, could reasonably be expected to have a material adverse effect on the Company’s financial condition, operations, prospects or business as a whole, or ability to perform all the Company’s obligations under this Security Agreement and the other Financing Documents to which the Company is a party.

(k) The Company is the holder of all governmental approvals, permits and licenses required to permit the Company to enter into and perform the Company’s obligations under this Security Agreement and the other Financing Documents to which the Company is a party.

(l) None of the execution and delivery of this Security Agreement, the consummation of the transactions contemplated in this Security Agreement or the other Financing Documents to which the Company is a party, or compliance with the terms and provisions of this Security Agreement or the other Financing Documents to which the Company is a party will conflict with or result in a breach of, or require any consent under, the Company’s charter or bylaws, or any applicable law, or any agreement or instrument to which the Company is a party or by which the Company is bound or to which the Company or any of the Company’s respective assets are subject, or constitute a default under any such agreement or instrument.

(m) The Company has all necessary power and authority to execute, deliver and perform the Company’s respective obligations under this Security Agreement and the other Financing Documents to which the Company is a party; the Company’s execution, delivery and performance of this Security Agreement and the other Financing Documents to which the Company is a party has been duly authorized by all necessary action on the Company’s part; and this Security Agreement and the other Financing Documents to which the Company is a party have been duly and validly executed and delivered by the Company and constitutes the Company’s legal, valid and binding obligation, enforceable in accordance with its and their terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar laws relating to the enforcement of creditors' rights generally and by general equitable principles.

4. Places of Business. The Company will notify Factor promptly of the addition or discontinuance of any place of business or any change in the address of its principal or any other place of business. None of the Collateral shall be removed from the locations specified herein, as from time to time supplemented, unless Factor is given thirty (30) days prior written notice of such removal, which notice shall state the location or locations to which said Collateral will be removed. The Company warrants that all of the Collateral is and shall continue to be located at the locations set forth herein or such other locations of which Factor receives notice in accordance with this Section.

5. Encumbrances. The Company will notify Factor of any lien, security interest or other encumbrance securing an obligation against the Collateral, will defend the Collateral against any claim, lien, security interest or other encumbrance adverse to Factor, and will not create, incur, assume, or suffer to exist now or at any time throughout the duration of the term of this Security Agreement, any lien, security interest or other encumbrances against the Collateral, whether now owned or hereafter acquired, except for liens in favor of Factor, any liens listed herein, and any other liens allowed in writing by the Factor.

6. Maintenance of Collateral. The Company shall preserve the Collateral for the benefit of Factor. Without limiting the generality of the foregoing, the Company shall:

(a)	preserve all beneficial contract rights to the extent commercially reasonable; and

(b)	in conjunction with, and at the direction of, Factor, take commercially reasonable steps to collect all accounts.

7. Additional Provisions Concerning the Collateral.

(a) The Company authorizes Factor to file, without the signature of the Company, where permitted by law, one or more financing or continuation statements, and amendments thereto, relating to the Collateral, all in the discretion of Factor.

(b) The Company hereby irrevocably appoints Factor as its attorney-in-fact (which power of attorney is coupled with an interest) and proxy, with full authority in the place and stead of the Company and in its name or otherwise, from time to time in Factor's discretion, to take any action or execute any instrument which Factor may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation: (i) to obtain and adjust insurance required to be paid to Factor pursuant to Section 8 hereof; (ii) to ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral from any account whatsoever in the name of the company; (iii) to receive, endorse, and collect any cash, checks, drafts or other instruments, documents, and chattel paper in connection with clause (i) or clause (ii) above; (iv) to sign the Company's name on any invoice or bill of lading relating to any account, on drafts against customers, on schedules and assignments of accounts, on notices of assignment, financing statements and other public records, on verification of accounts and on notices to customers (including notices directing customers to make payment directly to Factor); (v) during the continuation of a default hereunder, to notify the postal authorities to change the address for delivery of its mail to an address designated by Factor, to receive, open and process all mail addressed to the Company; (vi) to send requests for verification of accounts to customers; and (vii) to file any claims or take any action or institute any proceedings which Factor may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of Factor with respect to any of the Collateral. The Company hereby ratifies and approves in advance all acts of said attorney; and so long as the attorney acts in good faith and without gross negligence it shall have no liability to the Company for any act or omission as to such attorney.

(c) If the Company fails to perform any agreement contained herein, Factor may itself perform, or cause performance of, such agreement or obligation, and the costs and expenses of Factor incurred in connection therewith shall be payable by the Company and shall be fully secured hereby.

(d) The powers conferred on Factor hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon Factor to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, Factor shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.

(e) Anything herein to the contrary notwithstanding, (i) the Company shall remain liable under any contracts and agreements relating to the Collateral, to the extent set forth therein, to perform all of its obligations thereunder, to the same extent as if this Security Agreement had not been executed; (ii) the exercise by Factor of any of its rights hereunder shall not release the Company from any of its obligations under the contracts and agreements relating to the Collateral; and (iii) Factor shall not have any obligation or liability by reason of this Security Agreement under any contracts and agreements relating to the Collateral, nor shall Factor be obligated to perform any of the obligations or duties of the Company thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

(f) The Company will maintain (A) the location of its place of business and its chief executive office (if it has more than one place of business) and (B) the location where the Company keeps or holds any Collateral or records relating thereto at (1) the applicable locations described in the Perfection Certificate, or (2) at locations within other States if, prior to such relocation, the Company shall have given Factor not less than ten (10) days’ notice thereof.

(g) Until the Secured Liabilities are paid in full, the Company agrees that the Company will (i) preserve the Company’s corporate existence and not, in one transaction or a series of related transactions, convert to a different type of entity, merge into or consolidate with any other entity, or sell all or substantially all of its assets; (ii) not change the state of the Company’s incorporation; and (iii) not change the Company’s name or identity in any manner, unless in the case of this clause only, the Company shall have given Factor not less than forty-five (45) days prior notice thereof.

8. INTENTIONALLY DELETED.

9. INTENTIONALLY DELETED.

10. Default. Any one or more of the following events shall constitute a default ("Default"):

(a)	any representation or warranty made or deemed made by the Company in this Security Agreement or any other Financing Document shall prove to have been incorrect, false, incomplete or misleading;

(b)
the Company shall breach or fail to perform or observe any term, covenant or agreement contained in this Security Agreement or any other Financing Document and such failure shall continue for a period of five (5) days after written notice thereof shall have been given by Factor.

11. Remedies. (a) Upon the occurrence of a Default and at any time or times during the continuance thereof, unless such Default shall have been cured within the applicable time period, if any, or waived in writing by Factor, and subject to the provisions of applicable law, Factor may exercise any one or more of the following remedies:

(i)
Factor shall have full power and authority to sell or otherwise dispose of the Collateral or any part thereof. Any such sale or other disposition, subject to the provisions of applicable law, may be by public or private proceedings and may be made by one or more contracts, as a unit or in parcels, at such time and place, by such method, in such manner and on such terms as Factor may determine. Except as required by law, such sale or other disposition and such notice will be deemed to have been sufficiently given if such notice is hand-delivered or mailed postage prepaid, at least ten (10) days before the time of such sale or other disposition, to the Company at its address as specified in the Agreement. To the extent permitted by law, Factor may buy any or all of the Collateral upon any sale thereof. To the extent permitted by law, upon any such sale or sales, the Collateral so purchased shall be held by the purchaser absolutely free from any claims or rights of whatsoever kind or nature, including any equity of redemption and any similar rights being hereby expressly waived and released by the Company. In connection with any such sale, Factor shall be permitted to limit its warranties to the maximum extent provided in the UCC. After deducting all reasonable costs and expenses of collection, custody, sale or other disposition or delivery (including legal costs and reasonable attorneys' discounts) and all other charges due against the Collateral, the residue of the proceeds of any such sale or other disposition shall be applied to the payment of the Obligations, except as otherwise provided by law or directed by any court of competent jurisdiction thereof, and any surplus shall be returned to the Company, except as otherwise provided by law or any such court. The Company shall be liable for any deficiency in payment of the Obligations, including all reasonable costs and expenses of collection, custody, sale or other disposition or delivery and all other charges due against the Collateral, as herein enumerated.

(ii)
Factor may notify an account debtor to make payment to Factor whether the Company or Factor was previously making collections on any of the accounts receivable; and Factor may also take control of any proceeds from any Collateral.

(iii)
At any other time, with or without notice, Factor is authorized to offset and charge against any other credits and obligations ever owed by Factor to the Company, any amount for which the Company may become obligated to Factor at any time, whether under the Financing Documents or otherwise. The obligation secured by the Security Interest granted and by Factor's right of offset includes all obligations of any kind or type now or hereafter arising, owed by the Company to Factor, whether liquidated or unliquidated, direct or indirect, contingent or not.

(iv)
Factor may commence proceedings in any court of competent jurisdiction for the appointment of a receiver (which term shall include a receiver-manager) of the Collateral or of any part thereof or may by instrument in writing appoint any person to be a receiver of the Collateral or any part thereof and may remove any receiver so appointed by Factor and appoint another in his stead; and an such receiver appointed by instrument in writing shall have power (a) to take possession of the Collateral or any part thereof, (b) to carry on the business of the Company, (c) to borrow money on the security of the Collateral in priority to this Security Agreement to the extent required for the maintenance, preservation or protection of the Collateral or any part thereof or for the carrying on of the business of the Company, and (d) to sell lease or otherwise dispose of the whole or any part of the Collateral at public auction, by public tender or by private sale, either for cash or upon credit, at such time and upon such terms and conditions as the receiver may determine; provided that any such receiver shall be deemed the agent of the Company and Factor shall not be in any way responsible for any misconduct or negligence of any such receiver.

(v)	Factor shall have all other rights and remedies of a secured party provided under the UCC.

(vi)	Factor shall have the right to convert any outstanding balance into free trading shares of ATSI Communications common stock at a conversion price of $.01 per share.

(vii)	Factor shall have all other rights and remedies allowed at law and/or in equity.

b. It is provided, however, that notwithstanding Factor's efforts in collection on the Collateral, the Company shall be liable and responsible for any deficiency.

12. Limitation on Duty of Factor in Respect of Collateral. The powers conferred on Factor under this Security Agreement are solely to protect Factor’s interest in the Collateral and shall not impose any duty upon Factor to exercise any such powers. Except for reasonable care in the custody of any Collateral in Factor’s possession and the accounting for moneys actually received by Factor under this Security Agreement, Factor shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. Factor shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in Factor’s possession if the Collateral is accorded treatment substantially equal to that which Factor accords Factor’s own property, it being understood that Factor shall not be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehouseman, carrier, forwarding agency, consignee or other bailee selected by Factor in good faith. Except as otherwise expressly provided in this Section 12, the Company has the risk of loss of the Collateral. Further, Factor has no duty to collect any income accruing on the Collateral or to preserve any rights relating to the Collateral. Factor shall have no obligation to clean up or otherwise prepare the Collateral for sale.

13. Concerning Factor. In furtherance and not in derogation of the rights, privileges and immunities of Factor set forth in the Factoring Agreement:

(a) Factor is authorized to take all such action as is provided to be taken by Factor under this Security Agreement and all other action reasonably incidental thereto. As to any matters not expressly provided for in this Security Agreement (including the timing and methods of realization upon the Collateral), Factor shall act or refrain from acting in Factor’s discretion.

(b) Factor shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Security Interests in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on Factor’s part under this Security Agreement. Factor shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Security Agreement by the Company.

14. Payment of Taxes, Charges, Etc. Factor, at its option, after notice to the Company, may discharge any taxes, charges, assessments, security interest, liens or other encumbrances upon the Collateral or otherwise protect the value thereof. All such expenditures incurred by Factor shall become payable by the Company to Factor upon demand, shall bear interest at the highest legal rate from the date incurred to the date of payment, and shall be secured by the Collateral.

15. Waivers. To the extent permitted by law, the Company hereby waives demand for payment, notice of dishonor or protest and all other notices of any kind in connection with the Secured Liabilities except notices required hereby, by law or by any other agreement between the Company and Factor. Factor may release, supersede, exchange or modify any Collateral or security which it may from time to time hold and may release, surrender or modify the liability of any third party without giving notice hereunder to the Company. Such modifications, changes, renewals, releases or other actions shall in no way affect the Company's obligations hereunder.

16. Transfer Expenses, Etc. The Company will pay, indemnify and hold Factor harmless from and against all costs and expenses (including taxes, if any) arising out of or incurred in connection with any transfer of Collateral into or out of the name of Factor and all reasonable costs and expenses, including reasonable legal discounts, of Factor arising out of or incurred in connection with this Security Agreement.

17. Termination. This Security Interest shall terminate upon the latter of (i) the expiration, cancellation or other termination of all duties of the Company under both the Factoring Agreement and the Note; or (ii) ninety days following the full payment, satisfaction, or discharge of all Secured Liabilities. Upon such termination, the Factor will deliver to the Company appropriate UCC termination statements with respect to Collateral so released from the Security Interest for filing with each filing officer with which UCC financing statements have been filed by Factor to perfect the Security Interest in such Collateral.

18. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and Factor and their respective successors and assigns.

19. Severability of Provisions. Any provision of any Financing Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Financing Document or affecting the validity or enforceability without invalidating the remaining provisions of such Financing Document or affecting the validity or enforceability of such provision in any other jurisdiction.

20. Submission to Jurisdiction. (a) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS SECURITY AGREEMENT AND THE OTHER FINANCING DOCUMENTS TO WHICH THE COMPANY IS A PARTY MAY BE BROUGHT IN THE COURTS OF THE STATE OF TEXAS OR OF THE UNITED STATES LOCATED IN HARRIS COUNTY, TEXAS AND, BY EXECUTION AND DELIVERY OF THIS SECURITY AGREEMENT, THE COMPANY HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF THE COMPANY’S PROPERTY, UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS WITH RESPECT TO ANY SUCH ACTION OR PROCEEDING. THE COMPANY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE COMPANY PURSUANT TO SECTION 22, SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING. NOTHING IN THIS SECURITY AGREEMENT SHALL AFFECT THE RIGHT OF FACTOR TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE COMPANY IN ANY OTHER JURISDICTION.

(b) THE COMPANY HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH THE COMPANY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) OF THIS SECTION 20 AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

21. Waiver of Jury Trial. THE COMPANY HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS SECURITY AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION WITH THIS AGREEMENT OR ARISING FROM OR RELATING TO ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

22. Notice. Any notice or communication required or permitted hereunder shall be deemed to be delivered, whether actually received or not, when deposited in the United States mail, postage fully prepaid, registered or certified mail, and addressed to the intended recipient at the address provided pursuant to the Factoring Agreement. Any address for notice may be changed by written notice delivered as provided herein.

23. Governing Law. THIS SECURITY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF TEXAS, EXCEPT AS REQUIRED BY MANDATORY PROVISIONS OF LAW AND EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTERESTS, OR REMEDIES UNDER THIS SECURITY AGREEMENT, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF TEXAS.

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IN WITNESS WHEREOF, the parties hereto have executed this Security Agreement as of the date indicated below each signature.

COMPANY:

ATSI COMMUNICATIONS, INC.

By:	/S/ Arthur L. Smith
Name: Title: Address:	Arthur L. Smith CEO 8600 Wurzbach Suite 700W San Antonio, Texas 78240

Date: November 4, 2005

FACTOR:

CSI BUSINESS FINANCE, INC.

By:	/S/ Timothy Connolly
Name: Title: Address:	Timothy Connolly CEO 109 North Post Oak Lane Suite 422 Houston, Texas 77024

Date: November 4, 2005

PERFECTION CERTIFICATE

The undersigned, the President of ATSI COMMUNICATIONS INC., a Nevada corporation (the “Grantor”), hereby certifies, in connection with the Security Agreement, dated as of November 4, 2005 (the “Security Agreement”; initial capitalized terms used but not defined in this Perfection Certificate shall have the meanings ascribed to such terms in the Security Agreement), by Grantor in favor of  CSI BUSINESS FINANCE, INC. (“Factor”), to Factor as follows:

1. Name. (a) The exact legal name of Grantor, as the legal name appears in Grantor’s articles of incorporation as of the date of this Perfection Certificate, is as follows:

ATSI COMMUNICATIONS INC.

The following is a list of all other names (including trade names or similar appellations) used by Grantor or any of its divisions or other business units at any time since its date of incorporation:

ATSI Communications, Inc., a Nevada Corporation
ATSI Communications, Inc., a Delaware Corporation
Telefamilia Communciations, Inc.
Digerati Networks, Inc.
ATSI Costa Rica
ATSI Comunicaciones S.A de C.V.

(c) The jurisdiction of organization of Grantor is Nevada and its organizational identification number is C27974-2003 and Tax ID is 742849995.

2. Current Location. (a) The only place of business of Grantor is located at the following address:

Street Address:	8600 Wurzbach, Suite 700W
San Antonio, Texas 78240

Mailing Address:	SAME

(b) The following are all the locations where Grantor maintains any books or records relating to any Collateral (if more than two locations, please attach additional pages including all addresses):

Street Address:	8600 Wurzbach, Suite 700W
San Antonio, Texas 78240

(c) The following are all the locations where Grantor maintains any Inventory or Equipment (if more than two locations, please attach additional pages including all addresses):

Street Address:	SAME

(d) The following are all the locations outside the State of Texas where Grantor maintains or has maintained any Inventory or Equipment or other tangible personal property or any office since its incorporation:

N/A

EXECUTED this 4th day of November, 2005.

ATSI COMMUNICATIONS, INC.

By:	/s/ Arthur L. Smith
Name: Title:	Arthur L. Smith CEO